Exhibit 99.1

ISIS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS FOR SECOND QUARTER OF 2007

•                  Isis reflects significantly improved financial position by issuing new financial guidance

•                  Conference call webcast Wednesday, August 8, 4:30 p.m. EDT at www.isispharm.com

CARLSBAD, Calif., August 8, 2007 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS), today announced its financial results and highlights for the second quarter ended June 30, 2007.  The Company’s loss from operations for the three and six months ended June 30, 2007 was $19.7 million and $40.6 million compared to $17.1 million and $33.1 million for the same periods in 2006, according to GAAP.  Isis’ second quarter financial results do not reflect the impact of its recently announced payment under its strategic relationship with Alnylam Pharmaceuticals, Inc., which will substantially affect Isis’ third quarter and 2007 operating results.  Isis is projecting significantly improved financial performance and reducing its estimated operating loss guidance for 2007 by approximately $20 million to a net operating loss in the mid to high $40 million range.  Additionally, Isis is extending its previous cash guidance to estimate that, based on reasonable assumptions for new sources of revenue and cash, it believes it has sufficient resources to meet its anticipated funding requirements through at least the end of 2010.

“We have been very successful with our partnerships over the past several months, and this success is reflected in our improved financial strength,” commented B. Lynne Parshall, Executive Vice President and CFO of Isis.  “Our strategy is to discover and develop new drugs, and to partner our drugs as they reach key value inflection points with partners that will both add experience and financially support further development and sales and marketing activities.  Our aim is to create a growing annuity of milestone and royalty income as the drugs advance and reach the market through the investment of our partners.  This strategy allows us, as we transition development of products to partners, to add drugs to our pipeline from the wealth of promising candidates that we discover.  The efficiency of antisense drug discovery allows us to create additional novel drugs to targets not approachable using traditional drug development methods.  An important example of our drug discovery and licensing strategy is our recent strategic partnership with Bristol-Myers Squibb, which will support the future addition of a PCSK9 drug to the eleven drugs we have being developed by partners.

“In addition to partnerships focused on drug discovery and development, we are also committed to continued innovation, both for expansion of our own antisense technology platform, and to enable others to develop new therapeutic approaches, by providing access to our extensive patent estate and expertise.  We benefit from our technology partners’ successes as demonstrated by the $26.5 million that we will receive from our siRNA partner, Alnylam, in association with its Roche Holding AG deal when that transaction receives Hart-Scott Rodino clearance.  Yesterday we added another technology partner to our list of collaborators; Archemix licensed our oligonucleotide chemistry and other relevant patents for aptamer drugs.  We are pleased to be able to facilitate Archemix’s discovery and development of aptamer drugs by providing access to Isis’ technology.  As with Alnylam, we will receive a portion of any sublicensing fees Archemix generates as well as milestones and royalties on its drugs,” Ms. Parshall continued.

“We are also pleased with the improvement to our financial position created by our recent licensing activities.  We expect to continue to invest our cash in clinical development of our key drugs as well as in further advancing our technology platform and expanding our intellectual property estate so that we can continue to profit from our innovations through licensing opportunities,” Ms. Parshall concluded.

Results of Operations

The increase in the Company’s loss from operations for the three and six months ended June 30, 2007 compared to the same periods in 2006 was a result of lower revenue in 2007 compared to 2006 along with higher expenses associated with the expanded development of its key programs.  In addition, Isis’ increased stock price over the same periods resulted in an increase in non-cash compensation, which contributed to the increase in loss from operations.

Isis’ pro forma loss from operations was $17.3 million and $35.8 million for the three and six months ended June 30, 2007, respectively, compared to $15.9 million and $30.5 million for the same periods in 2006.  The reasons for this increase in its pro forma loss from operations were the same as those for the increase in the Company’s loss from operations according to GAAP other than the effect of non-cash compensation expense related to stock options.

As illustrated in the Selected Financial Information in this press release, Isis’ pro forma operating expenses and loss from operations were adjusted from GAAP to exclude non-cash compensation expense related to stock options and costs associated with restructuring activities.  Isis has regularly reported non-GAAP measures for operating expenses and loss from operations as pro forma results.  These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP.  Isis reports pro forma results excluding certain items primarily related to stock option expense, which are non-cash, and restructuring activities, which are not part of ongoing operations.  Isis reports these pro forma results to better enable financial statement users to assess and compare its historical performance and project its future operating results and cash flows.  Further, the presentation of Isis’ pro forma results is consistent with how Isis’ management internally evaluates the performance of its operations.

Revenue

Total revenue for the three and six months ended June 30, 2007 was $3.8 million and $6.3 million, respectively, compared to $4.4 million and $9.3 million for the same periods in 2006.  Isis’ 2007 year-to-date revenue reflects two months of revenue associated with its recent collaboration with Bristol-Myers Squibb (BMS), which began in May 2007.  Revenue was lower for the three and six months ended June 30, 2007 compared to the same periods in 2006 because of lower revenue from the Company’s collaborations and differences in the timing of Ibis Biosciences revenue.

Isis’ revenue fluctuates based on the nature and timing of payments under agreements with the Company’s partners, including license fees, milestone-related payments and other payments, including those for drugs the Company manufactures for its partners.  For example, in the quarter in which Alnylam’s transaction with Roche receives Hart-Scott Rodino clearance, Isis will earn licensing revenue of $26.5 million resulting from Alnylam’s sublicense of Isis’ technology for the development of RNA interference therapeutics to Roche, without similar revenue in the same quarter of 2006.  The transaction is expected to receive clearance in the third quarter of 2007.

Expenses

Even with the Company’s increased costs associated with the expansion of its clinical development programs and with building the manufacturing, marketing and sales infrastructure required to successfully commercialize the Ibis T5000™ Biosensor System, careful control of expenses in other areas resulted in operating expenses on a pro forma basis for the three and six months ended June 30, 2007 of $21.1 million and $42.1 million, respectively, compared to $20.3 million and $39.9 million for the same periods in 2006.

Isis’ operating expenses for the three and six months ended June 30, 2007 were $23.5 million and $46.8 million, respectively, compared to $21.5 million and $42.5 million for the same periods in 2006, according to GAAP.  Beginning in 2006, Isis included in its operating results non-cash compensation expense related to stock options as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment. Non-cash compensation expense related to stock options was $2.4 million and $4.8 million for the three and six months ended June 30, 2007, respectively, compared to $1.4 million and $2.8 million for the same periods in 2006, primarily reflecting the increase in Isis’ stock price from period to period. The adjustment to pro forma operating expenses for the three and six months ended June 30, 2006 also included benefit of $215,000 and $178,000, respectively, associated with restructuring activities.  There were no restructuring activities in the first half of 2007.

Ibis Biosciences, Inc.

Ibis’ revenue for the three and six months ended June 30, 2007 was $1.9 million and $3.5 million, respectively, compared to $2.4 million and $5.6 million for the same periods in 2006.  Ibis earned commercial revenue of $810,000 and $1.4 million for the three and six months ended June 30, 2007, respectively, which consisted of revenue from sales of Ibis T5000 Biosensor Systems and assay kits, as well as revenue from Ibis’ assay services business.  Commercial revenue in the second quarter of 2007 increased by 28% over the first quarter of 2007 primarily due to additional revenue recognized from the second commercial Ibis T5000 Biosensor System that was delivered late in the first quarter of 2007.  Because Ibis provides a full year of support for each Ibis T5000 Biosensor System following installation, Ibis is amortizing the revenue for each instrument sold over the period of this support obligation.  Additionally, Ibis generated revenue from its government contracts and grants of $1.1 million and $2.0 million for the three and six months ended June 30, 2007, respectively, compared to $2.4 million and $5.6 million for the same periods in 2006.  As Ibis has matured from research and development to commercial stage, some of its large government contracts that supported technology development have been successfully completed.  New contracts supporting application development are being initiated, resulting in this transient decline in contract revenue.  Isis expects that revenue from government contracts will continue to provide a solid revenue base going forward.

Excluding non-cash compensation expense related to stock options, operating expenses for Ibis were $4.4 million and $8.7 million for the three and six months ended June 30, 2007, respectively, compared to $3.9 million and $7.2 million for the same periods in 2006.  The increase in operating expenses primarily reflects an increase in sales, marketing and manufacturing costs necessary to support the early commercialization phase of the Ibis T5000 Biosensor System.  Ibis generated a loss from operations, excluding non-cash compensation expense related to stock options, of $2.5 million and $5.2 million for the three and six months ended June 30, 2007, respectively, compared to $1.5 million for each of the three and six months ended June 30, 2006.

Early Retirement of Debt

In January 2007, Isis issued $162.5 million of 2 5/8% convertible subordinated notes due 2027.  Using a portion of the net proceeds from the issuance of these 2 5/8% notes, Isis repurchased its 5½% convertible subordinated notes due 2009.  The significantly lower interest rate of the 2 5/8% notes reduces the Company’s cash interest payments by approximately $2.6 million annually.  In addition, the extended maturity date of the 2 5/8% notes further strengthens Isis’ financial position.  As a result of the early repayment of the 5½% notes, Isis recognized a loss of $3.2 million in the first half of 2007, which included a $1.2 million non-cash write-off of unamortized debt issuance costs.

Net Loss

Isis’ net loss applicable to common stock for the three and six months ended June 30, 2007 was $11.0 million and $24.0 million, respectively, compared to $2.2 million and $19.7 million for the same periods in 2006. Isis recognized a benefit of $7.6 million and $14.4 million for the three and six months ended June 30, 2007, respectively, in the loss attributed to noncontrolling interest in Symphony GenIsis, Inc., resulting from Isis’ collaboration with Symphony GenIsis.  In 2006, the loss attributed to noncontrolling interest in Symphony GenIsis was $13.6 million for the three and six months ended June 30, 2006.    Net loss applicable to common stock for the first half of 2007 was higher compared to the same period in 2006 because of an increase in the Company’s loss from operations and the loss on early retirement of debt offset by higher interest income, net gain on investments and benefit related to the loss attributed to noncontrolling interest in Symphony GenIsis, Inc.

The gain on investments in the first half of 2007 was due to a gain of $3.5 million realized on the sale of the remaining equity securities of Alnylam that Isis owned compared to a net gain on investments of $2.3 million during the same period in 2006.  The 2006 net gain on investments represented a gain of $2.7 million realized on the sale of a portion of the equity securities of Alnylam that Isis owned offset by a non-cash loss on investment of $465,000 related to the impairment of the Company’s equity investment in Antisense Therapeutics Ltd.

Net Loss per Share

Isis’ net loss per share for the three and six months ended June 30, 2007 was $0.13 per share and $0.29 per share, respectively, compared to $0.03 per share and $0.27 per share for the same periods in 2006.  In the second half of 2006, Isis issued approximately 8.0 million shares of its common stock to Azimuth Opportunity Ltd. under an equity financing that raised proceeds of $75 million.  In addition to the Azimuth shares, Isis issued approximately 1.4 million shares of its common stock in connection with the exercise of stock options and warrants, and the purchase of shares under its employee stock purchase plan.  The minor increase in the net loss per share for the first six months of 2007 compared to the same period of 2006 was a result of the increase in net loss applicable to common stock for the first six months of 2007 compared to the same period in 2006 offset by the impact of the shares issued in the second half of 2006.

Balance Sheet

As of June 30, 2007, Isis had cash, cash equivalents and short-term investments of $202.7 million, which included $43.0 million of cash and cash equivalents held by Symphony GenIsis, and had consolidated working capital of $185.6 million.  At December 31, 2006, Isis had cash, cash equivalents and short-term investments of $193.3 million, which included $54.8 million of cash and cash equivalents held by Symphony GenIsis, and working capital of $181.1 million.  Isis’ increase in cash, cash equivalents and short-term investments primarily reflects the net cash received from the issuance of the 2 5/8% notes after repayment of the 5 ½% notes and the $15 million upfront licensing fee that Isis received from its strategic partnership with BMS.  Further, the cash balance at June 30, 2007 does not include the $26.5 million Isis will receive from Alnylam following regulatory clearance of Alnylam’s recent transaction with Roche.  The transaction is expected to receive clearance in the third quarter of 2007.  Isis used $38.7 million of cash for operations in the first half of 2007, which represents an increase of approximately $3.6 million, or 10%, compared to $35.1 million used in the first half of 2006.

BUSINESS HIGHLIGHTS

Partnership Highlights

Bristol-Myers Squibb Collaboration

In May, Isis announced a strategic partnership with BMS for a potential value of nearly $200 million for the discovery and development of antisense drugs targeting PCSK9, which helps regulate the amount of cholesterol in the bloodstream.  BMS paid Isis a $15 million upfront licensing fee, and will provide Isis with at least $9 million in research funding over three years.  Isis will also receive up to $168 million for the achievement of pre-specified development and regulatory milestones for the first drug in the collaboration, as well as additional milestones associated with development of follow-on compounds. BMS will pay Isis royalties on sales of products resulting from the collaboration.

Alnylam Collaboration

Isis will receive $26.5 million from Alnylam related to Alnylam’s recently-announced alliance with Roche, following regulatory clearance of that transaction. In the 2004 strategic alliance agreement between Isis and Alnylam, Alnylam obtained an exclusive license to Isis’ intellectual property for double-stranded oligonucleotide therapeutics that mediate RNAi, such as small interfering RNAs (siRNAs), in return for upfront cash payments, milestone payments, royalties, and a portion of sublicensing revenue.

Additionally, during the second quarter, Alnylam announced the achievement of an important milestone in its strategic alliance with Isis, in initiating IND-enabling studies with an RNAi therapeutic clinical candidate that utilizes technology and intellectual property licensed exclusively from Isis.  Alnylam and Isis continue to collaborate on siRNA-related technology platform advancements.

Archemix Collaboration

Isis and Archemix announced a new strategic alliance focused on aptamer drug discovery and development.  Archemix obtained a license to Isis’ technology for aptamer drugs that take advantage of the three-dimensional structure of oligonucleotides to bind to proteins rather than the mRNA-targeting aspect that antisense mechanisms, including RNAi, exploit.  Through this licensing partnership, Isis is providing access to its oligonucleotide chemistry and other relevant patents to facilitate the discovery and development of aptamer drugs.  As with Alnylam, Isis will receive a portion of any sublicensing fees Archemix generates as well as milestones and royalties on its drugs.

OncoGenex Collaboration

OGX-011 – Encouraging Phase 2 Data:  OncoGenex and Isis, which are jointly developing OGX-011, an antisense drug targeting clusterin for the treatment of cancer, recently presented new Phase 2 clinical data from several ongoing clinical trials. Preliminary data presented at the American Society of Clinical Oncology meeting in June 2007 offered encouraging results in both prostate and lung cancers.  Additional supportive data in prostate cancer were announced in July 2007, and OncoGenex affirmed its plans to initiate a pivotal Phase 3 clinical trial evaluating OGX-011 in combination with docetaxel for the treatment of hormone refractory prostate cancer.

OGX-427 –Initiation of Phase 1 Clinical Study:  OncoGenex announced enrollment of the first patient in an open label, dose-escalation, multi-center Phase 1 clinical study evaluating OGX-427, in patients with breast, ovarian, bladder, prostate or lung cancer.  OGX-427, which OncoGenex licensed from Isis, is an antisense drug that blocks production of Heat Shock Protein 27 (Hsp27), a cell-survival protein that inhibits apoptotic cell death through multiple pathways.  The Phase 1 study will enroll up to 54 patients with cancers known to overexpress Hsp27, and will evaluate the safety, pharmacokinetics and biological activity of OGX-427 alone and in combination with docetaxel.

Other Highlights

Metabolic Disease Research Programs Subject of ADA Presentations

Isis continues to enrich its metabolic disease program and to derive value from its ongoing development activities.  Its drug discovery process has resulted in a valuable pipeline of drugs and a rich pool of promising drug candidates from which to populate its future pipeline. Isis scientists presented five research studies at the American Diabetes Association (ADA) conference in June 2007, including two late-breaking abstracts.  Collectively, the studies demonstrated potent and selective inhibition of multiple gene targets involved in metabolic disorders such as diabetes, obesity and dyslipidemia.  The targets studied included PTB-1B, SGLT2 and PKC-delta for diabetes, and JNK1 and mDIC for obesity.

ISIS 301012 – Updated Phase 2 Data in HoFH Patients

In May, Isis reported results from three homozygous familial hypercholesterolemia (HoFH) patients who had completed twelve weeks of treatment with ISIS 301012 at a dose of 300 mg/week.  The three patients, all of whom were unable to meet target LDL-C levels with maximally-tolerated lipid-lowering therapies including high-dose statins, achieved additional LDL-C reductions of 45%, 50% and 51%, respectively, over levels achieved with maximally tolerated lipid-lowering therapy.  ISIS 301012 continued to be well tolerated in the study.

Financial and Other Corporate Activity

•                  Isis reduced its net operating loss, excluding non-cash compensation expense from stock options, by $20 million to a pro forma net operating loss in the mid to high $40 million range for 2007 reflecting significantly improved financial performance as a result of new revenue from partners, including Alnylam and BMS. Additionally, Isis extended its previous cash guidance to project that, based on reasonable assumptions for new revenue and cash, it has sufficient resources to meet its anticipated funding requirements through at least the end of 2010.

•                  Isis will receive $26.5 million from Alnylam related to Alnylam’s alliance with Roche once the transaction receives regulatory clearance.

•                  Isis repurchased the remainder of its 5 ½% convertible subordinated notes using proceeds from its 2 5/8% convertible subordinated notes issued in January 2007, resulting in approximately $2.6 million per year in interest savings, and strengthening the balance sheet by extending the maturity on the debt.

Conference Call

At 4:30 p.m. Eastern Time today, August 8, Isis will conduct a live webcast conference call to discuss this earnings release and related activities.  Interested parties may access the webcast at www.isispharm.com or listen to the call by dialing 1 877-704-5384.  A replay will be available for a limited time at the same address.

About Isis Pharmaceuticals, Inc.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 17 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing drugs for cancer, and inflammatory and other diseases.  Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000 Biosensor System, a revolutionary system to identify infectious organisms.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial outlook for Isis and its Ibis Biosciences subsidiary, and the therapeutic and commercial potential of Isis’ technologies and products in development.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended March 31, 2007, which are on file with the SEC.  Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” means Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals, Ibis Biosciences and Ibis T5000 are registered trademarks or trademarks of Isis Pharmaceuticals, Inc.

CONTACT:

Kate Corcoran, Ph.D.

Vice President, Corporate Development

Isis Pharmaceuticals, Inc.

+1-760-603-2331

ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue:
Research and development revenue under collaborative agreements	$3,482	$4,322	$5,484	$8,791
Licensing and royalty revenue	331	53	779	543
Total revenue	3,813	4,375	6,263	9,334

Expenses:
Research and development	20,384	18,982	40,333	37,354
Selling, general and administrative	3,089	2,710	6,491	5,276
Restructuring activities	—	(215)	—	(178)
Total operating expenses	23,473	21,477	46,824	42,452

Loss from operations	(19,660)	(17,102)	(40,561)	(33,118)

Other income (expense):
Investment income	3,053	1,344	6,454	2,155
Interest expense	(2,016)	(2,285)	(4,644)	(4,560)
Gain on investments, net	1,989	2,263	3,510	2,263
Loss on early retirement of debt	(1,993)	—	(3,212)	—

Net loss before noncontrolling interest in Symphony GenIsis, Inc.	(18,627)	(15,780)	(38,453)	(33,260)

Loss attributed to noncontrolling interest in Symphony GenIsis, Inc.	7,603	13,608	14,409	13,608

Net loss applicable to common stock	$(11,024)	$(2,172)	$(24,044)	$(19,652)

Basic and diluted net loss per share	$(0.13)	$(0.03)	$(0.29)	$(0.27)
Shares used in computing basic and diluted net loss per share	82,548	72,822	82,502	72,601

Ibis Biosciences, Inc.

Statements of Operations

(In Thousands)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue:
Commercial revenue (1)	$810	$—	$1,441	$—
Research and development revenue under collaborative agreements	1,081	2,410	2,026	5,608
Total revenue	1,891	2,410	3,467	5,608

Expenses:
Cost of commercial revenue (2)	520	—	1,237	—
Research and development	3,206	3,274	6,211	6,554
Selling, general and administrative	1,035	833	2,023	1,054
Total operating expenses	4,761	4,107	9,471	7,608

Loss from operations	$(2,870)	$(1,697)	$(6,004)	$(2,000)

(1)          Ibis’ commercial revenue has been classified as research and development revenue under collaborative agreements on Isis’ condensed consolidated statement of operations.

(2)          Ibis’ cost of commercial revenue has been classified as research and development expenses on Isis’ condensed consolidated statement of operations.

Ibis Biosciences, Inc.

Reconciliation of GAAP to Proforma Basis:

Condensed Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$4,761	$4,107	$9,471	$7,608
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(406)	(240)	(815)	(457)

Pro Forma operating expenses	$4,355	$3,867	$8,656	$7,151

As reported loss from operations according to GAAP	$(2,870)	$(1,697)	$(6,004)	$(2,000)
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(406)	(240)	(815)	(457)

Pro Forma loss from operations	$(2,464)	$(1,457)	$(5,189)	$(1,543)

Isis Pharmaceuticals, Inc.

Reconciliation of GAAP to Proforma Basis:

Condensed Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended,		Six months ended,
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$23,473	$21,477	$46,824	$42,452
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(2,389)	(1,398)	(4,753)	(2,772)
Excluding restructuring activities	—	215	—	178

Proforma operating expenses	$21,084	$20,294	$42,071	$39,858

As reported loss from operations according to GAAP	$(19,660)	$(17,102)	$(40,561)	$(33,118)
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(2,389)	(1,398)	(4,753)	(2,772)
Excluding restructuring activities	—	215	—	178

Proforma loss from operations	$(17,271)	$(15,919)	$(35,808)	$(30,524)

Isis Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$202,733	$193,333
Other current assets	8,044	12,870
Property, plant and equipment, net	6,890	7,157
Other assets	45,588	42,547
Total assets	$263,255	$255,907

Liabilities, noncontrolling interest and stockholders’ equity:
Current liabilities	$25,178	$25,139
5 ½% convertible subordinated notes	—	125,000
2 5/8% convertible subordinated notes	162,500	—
Long-term obligations, net of current portion	13,363	7,866
Noncontrolling interest in Symphony GenIsis, Inc.	14,930	29,339
Stockholders’ equity	47,284	68,563
Total liabilities, noncontrolling interest and stockholders’ equity	$263,255	$255,907